Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Preliminary Financial Results for the Second Quarter Ended June 30, 2004

SAN MATEO, Calif.—July 7, 2004—Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of business applications software, today announced preliminary financial results for the quarter ended June 30, 2004.

The Company expects total revenues for the second quarter of 2004 to be approximately $301 million. The Company expects its license revenues for the quarter to be approximately $95 million. These disappointing results were primarily due to unexpected delays in purchasing decisions by certain prospects and customers near the end of the quarter. The Company expects its services and other revenues for the quarter to be approximately $91 million. Maintenance revenues are expected to be approximately $115 million.

GAAP operating income for the second quarter of 2004 is expected to be in the range of $2 to $4 million and GAAP pre-tax income is expected to be in the range of $12 to $14 million. Non-GAAP operating income for the second quarter of 2004 is expected to be in the range of $8 to $10 million and non-GAAP pre-tax income is expected to be in the range of $18 to $20 million, excluding a one-time charge of $6 million related to in-process research and development related to the acquisition of Eontec Limited on April 20, 2004.1 The Company was able to achieve these profits despite the decline in second quarter 2004 revenues, primarily as a result of its previous restructuring activities and ongoing attention to its cost structure.

The Company's cash, cash equivalents and short term investments are expected to be approximately $2.12 billion as of June 30, 2004, reflecting cash generated during the quarter of approximately $50 million. This was offset by the Company's $70 million cash outlay for the Eontec acquisition, which resulted in a net decline in cash of approximately $20 million from the end of the prior quarter.

Siebel Systems will host a conference call today, Wednesday July 7, 2004, at 2pm PST. The live webcast and the replay can be accessed at www.siebel.com/investor. Siebel Systems will announce final results for the second quarter of 2004 on Wednesday July 21, 2004.

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Contact:  Terry Lee
               Siebel Systems Investor Relations Department
               650.295.5656
               investor.relations@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

This press release contains forward-looking statements that involve risks and uncertainties. The final results for the second quarter of 2004 of Siebel Systems, Inc. may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with financial, economic, political and other uncertainties, the Business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

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1   The company historically uses the non-GAAP financial measures of income discussed above to evaluate internally and to report results of its business. Siebel Systems believes that these measures best allow its management and investors to understand its activities and potential activities with customers. Siebel Systems believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results, as well as comparability to similar companies in the company's industry, most of which present the same non-GAAP financial measures to investors.

The non-GAAP financial measures used within the company's earnings press release exclude the acquired in-process research and development charge incurred in connection with the acquisition of Eontec Limited on April 20, 2004. Acquired in-process research and development expenses are incurred solely in connection with an acquisition of a business or an asset purchase. The company has only incurred such a charge one other time in the last five years and, accordingly, the company believes that the charge associated with the acquired research and development is unusual and infrequent. As a result, the company believes that providing specific financial information on the costs of such expenses, as well as providing non-GAAP income measures that exclude such costs, best allows investors to understand both the costs and benefits of the acquired in-process research and development and the company's actual business activities during the quarter.

Management believes that its non-GAAP financial measures provide an additional tool for investors to evaluate on-going operating results and trends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.